Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

by and between

MUSCLEPHARM CORPORATION

“Debtor”

And

FITLIFE BRANDS, INC., or its permitted assigns “Buyer”

Dated as of September 7, 2023

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated September 5, 2023, is entered into by and among MUSCLEPHARM CORPORATION (“Debtor”) and FITLIFE BRANDS, INC., or its permitted assigns (“Buyer”). Debtor and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Debtor’s business (the “Business”) is a scientifically-driven, performance lifestyle company that develops, markets, and distributes a range of branded sports nutrition products in 120 countries. Debtor is a public company and currently has over a dozen employees, and relationships with dozens of manufacturers, vendors and suppliers. Debtor’s products are sold through various retailers.

B.    On December 15, 2022 (the “Petition Date”), Debtor filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court, District of Nevada (the “Bankruptcy Court”), in the bankruptcy case no. BK-22-14422-nmc (the “Bankruptcy Case”).

C.    Debtor continues to operate the Business and manage its property as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

D.    Buyer desires to purchase from Debtor, and Debtor desires to sell to Buyer, all of Debtor’s rights, title and interest in the Purchased Assets (as defined below) owned by Debtor and used in connection with the ownership and operation of, or associated with, the Business pursuant to the terms and conditions set forth in this Agreement below.

E.    The transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order approving such sale free and clear of any interest in such property, all as more specifically provided in this Agreement, and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bidding Procedures (as defined below).

F.    Debtor and Buyer have negotiated in good faith and at arm’s length for the purchase and sale of the Purchased Assets, the assignment and assumption of the Assigned Contracts (as defined below), the assumption of certain liabilities associated therewith and for certain bid protections in connection therewith, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION AND INTERPRETATION

Section 1.1 Definitions. The capitalized words, terms and phrases used in this Agreement, including in the preamble and the recitals hereto, shall have the meanings ascribed to such words, terms and phrases in the “Glossary of Defined Terms” attached to this Agreement as APPENDIX A.

Section 1.2 Construction and Interpretation. Unless the context of this Agreement requires otherwise: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the words “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit, Schedule or Appendix or any other subdivision of this Agreement; (d) references to “Article,” “Section,” “Exhibit” “Schedule” or “Appendix” are to the Articles, Sections, Exhibits, Schedules and Appendices respectively of this Agreement; (e) the words “include” or “including” shall be deemed to be followed by the phrases “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; and (g) titles for captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof. Each of the Schedules, Exhibits and Appendices referred to in this Agreement is expressly made a part hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, Exhibits or Appendices, the statements in the body of this Agreement will control. Whenever any provision of this Agreement refers to any Person’s right to consent to or be satisfied with any action, such consent or satisfaction shall be in the Person’s sole and absolute discretion, unless the provision granting such Person the right to consent or be satisfied limits the Person’s consent or satisfaction right in some other manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

SALE AND PURCHASE OF THE PURCHASED ASSETS

Section 2.1 Sale and Purchase of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, Debtor agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Debtor, all of Debtor’s rights, title, interest and benefit in and to the following assets owned by Debtor (the “Purchased Assets”), except the assets specifically identified in Section 2.2 below (the “Excluded Assets”). The Purchased Assets shall include the following:

(a)    the inventories and supplies owned by Debtor and used in connection with the operation of the Business (collectively, the “Inventory”), including without limitation Inventory specifically listed on Exhibit “A” and incorporated herein by this reference, together with any replacements or additions to the Inventory made prior to the Closing but excluding inventory disposed of in the ordinary course of Debtor’s Business prior to the Closing;

(b)    Executory Contracts assumed by Debtor and assigned to Buyer pursuant to Section 5.2 (collectively, the “Assigned Contracts”); and

(c)    all right, title and interest in and to, and any goodwill associated with any and all general intangibles, copyrights, trademarks, trade names, service marks, issued patents and patent applications, trade secrets, formulas, displays, symbols, color arrangements, methods, designs and logos, licenses, websites (including passwords), social media accounts (including passwords), email and domain accounts (including passwords) and names of Debtor and the Business landline and mobile telephone numbers and extensions used in or for the Business and/or relating to and/or used by Debtor in the ownership, use and/or operation of the Business and/or the Purchased Assets, other names, words or devices and related applications and registrations, all e-commerce selling accounts (including passwords), including, but not limited to, any such accounts with Amazon.com and Shopify, and all other such intellectual property not otherwise listed herein as an Excluded Asset (collectively, the “Intellectual Property Rights”), as may be more specifically set forth on Exhibit “B” (provided, however, that Buyer may modify Exhibit “B” and any schedules to the Intellectual Property Assignment Agreement and to the Domain Name Transfer Agreement at any time prior to the Closing Date—including by adding further Intellectual Property Rights thereto— and any Intellectual Property Rights not explicitly set forth on Exhibit “B” shall still be considered Purchased Assets) and incorporated herein by this reference.

Section 2.2         Excluded Assets. The assets that constitute “Excluded Assets” shall include all of the Debtor’s assets that are not Purchased Assets including following Debtor’s assets:

(a)    the consideration delivered to Debtor pursuant to this Agreement, and all of Debtor’s rights and interests arising under or in connection with this Agreement;

(b)    all formation and organization documents, minute books, corporate and stock record books and all other documents relating to the legal existence of Debtor, and all income tax returns and records, and nontransferable licenses, permits, approvals and other authorizations; provided, however, that copies of such corporate and tax records and nontransferable licenses, permits, approvals and other authorizations shall be provided to Buyer at the Closing at the request of Buyer;

(c)     the “Coco Protein” trademark and related intellectual property rights;

(d)    all claims against the Debtor’s current and former directors and officers, including without limitation, Debtor’s causes of action (and associated rights to director and officer insurance) against directors and officers for breaches of their fiduciary duties of loyalty, care, and good faith that arose on or before December 31, 2018 (the “White Winston D&O Claims”) unless White Winston otherwise agrees that the White Winston D&O Claims shall be a part of the Purchased Assets;

(e)    all of Debtor’s interest in any directors and officers insurance policies held by the Debtor;

(f)    all Chapter 5 Claims and Actions; and.

(g)    all deposits, prepaid expenses, credits, advance payments, claims, refunds, insurance benefits, including rights and proceeds, all of Debtor’s rights under warranties, indemnities, and all similar rights against third parties, rights of recovery, rights of set-off, rights of recoupment, charges, sums, fees, and other assets of Debtor not specifically enumerated as the Purchased Assets.

Section 2.3         Factored Accounts.

(a)    Pursuant to that certain Debtor-In-Possession Factoring Purchase and Security Agreement (as amended and/or supplemented) (the “DIP Factoring”), Debtor sold certain outstanding postpetition accounts receivable (the “Factored Accounts”) to MP Collateral LLC (the “DIP Factor”) in connection with Debtor financing provided by DIP Factor during the Bankruptcy Case. The DIP Factor and Empery Tax Efficient, LP, as the DIP Factoring Agent (“DIP Factoring Agent”), are willing to sell to Buyer in conjunction with the sale and purchase of the Purchased Assets, at Buyer’s election, any of the Factored Accounts for the amount outstanding on such Factored Accounts as of the Closing Date, including all accrued interest and other amounts chargeable under the DIP Factoring (the “Factored Account Consideration”).

(b)    Buyer may elect to purchase the Factored Accounts as part of the Purchased Assets, provided that Buyer pays upon Closing the Factored Account Consideration to the DIP Factoring Agent, which payment shall be part of the Purchase Price due and owing upon Closing and shall be paid directly to the DIP Factoring Agent.

(c)    Buyer may elect to pay-off all prepetition accounts receivable owed by Costco Canada (the “Costco Accounts Receivable”) securing the Allowed Prestige Secured Claim to the extent such accounts receivable are outstanding at Closing, which payment shall be part of the Purchase Price due and owing upon Closing and shall be paid directly to (or at the direction of) the holder of the Allowed Prestige Secured Claim.

(d)    Buyer shall make the elections referenced in subsections (b) and (c) above by indicating such election in the boxes below and including in the Purchase Price set forth in Section

4.1 below, the payment for such accounts receivable being purchased at Closing.

□    Buyer elects to purchase the Factored Accounts in accordance with Section 2.3(b) above.

✓    Buyer elects NOT to purchase the Factored Accounts in accordance with Section 2.3(b) above.

□    Buyer elects to purchase the prepetition accounts referenced in and in accordance with Section 2.3(c) above.

✓    Buyer elects NOT to purchase the prepetition accounts referenced in and in accordance with Section 2.3(c) above.

Section 2.4 Consents. This Agreement does not affect an assignment of any Assigned Contract to the extent that such Assigned Contract is not assignable under the Bankruptcy Code without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable. As to any Purchased Assets (including any Assigned Contract), Debtor will use its commercially reasonable efforts to obtain as promptly as practicable prior to the Closing, the consent of the other parties to transfer such Purchased Assets to Buyer or, if required, for novation thereof to Buyer or, alternatively, written confirmation from such parties reasonably satisfactory to Buyer that such consent is not required. In no event, however, will Debtor be obligated to pay any money to any Person or to offer or grant financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Assigned Contract; provided, however, Buyer may provide Debtor with the funding for the foregoing in Buyer’s sole and absolute discretion. The failure by Buyer or Debtor to obtain any required consent, waiver, confirmation, novation or approval with respect to any Assigned Contract will not relieve any Party from its obligation to consummate at the Closing the transactions contemplated by this Agreement.

Section 2.5 Buyer’s Title. Debtor represents and warrants that it does not own any fee simple title to any real property that is part of or used in connection with the Business, and the Purchased Assets do not include any fee interest in any real property.

Section 2.6 JW Financed Inventory. Debtor represents and warrants that it does not own the JW Financed Inventory, that the JW Financed Inventory does not constitute property of the estate pursuant to Section 541 of the Bankruptcy Code, and that Buyer may purchase the JW Financed Inventory directly from JW Nutritional LLC separately and independent of the transactions contemplated in this Agreement.

ARTICLE III

LIABILITIES

Section 3.1 Assumed Liabilities. In accordance with the provisions of this Agreement and the Sale Order, at the Closing, Buyer will assume and pay or perform and discharge when due only the following liabilities of Debtor, in each case other than the Retained Liabilities, and no other liabilities (collectively, the “Assumed Liabilities”), and except for the Assumed Liabilities, Buyer shall not be deemed to have assumed any other liabilities of Debtor:

(a)	all liabilities arising after the Closing Date under the Assigned Contracts;

(b)    to the extent set forth next to an Assigned Contract on the Contract & Cure Schedule (including as determined by the Bankruptcy Court or by mutual agreement with the contract counterparty to such Assigned Contract), the Cure Amount with respect to each such Assigned Contract to be paid in cash on the Assumption Effective Date in the amount specified on the final Contract & Cure Schedule (or as otherwise fixed by the Bankruptcy Court), or on such other date and/or in such other manner as agreed by Buyer and the counterparty to an Assigned Contract;

(c)    those certain Transferred Employee Obligations of Debtor with respect to any Transferred Employee, if any, which have been specifically agreed to be assumed by Buyer in accordance with Section 9.3 below;

(d) all ongoing applications and registrations related to the Intellectual Property Rights; and

(e) all liabilities, accounts, and accounts payable arising out of, relating to or incurred in connection with the Business or the Purchased Assets arising after the Closing Date that were incurred from the operation of the Business by Buyer after the Closing Date.

Section 3.2 Retained Liabilities. Other than the Assumed Liabilities, Buyer shall not, is not obligated to, and does not hereby assume or become liable for or with respect to any Contracts of or for or with respect to any indebtedness, obligations, commitments or liabilities of Debtor, direct or indirect, known or unknown, or absolute, vested or contingent, all of which shall be retained by Debtor (herein referred to collectively as the “Retained Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume or become liable for, and the Retained Liabilities shall include the following:

(a)    any liabilities, obligations and accounts payable of Debtor with respect to, or arising from, the Business which are not specifically included as an Assumed Liability;

(b)    all liabilities and obligations arising under any Contracts that are not Assigned Contracts and all liabilities and obligations arising under the Assigned Contracts for periods of time prior to or on the Closing Date;

(c)    any liabilities and obligations of Debtor with respect to any employees or independent contractors of Debtor or the Business, including, without limitation, pursuant to any employment agreements, independent contractor agreements, executive compensation agreements, employee or executive benefit plans, employee insurance plans, and for salaries, wages, overtime, accrued vacation time, or other benefits payable to any employees of Debtor or the Business, except for those certain Transferred Employee Obligations specifically agreed to be assumed by Buyer with respect to any Transferred Employee;

(d)    any liability or obligation of Debtor resulting from the consummation of the transactions contemplated herein and arising under or related to the WARN Act;

(e)    all liabilities and obligations arising out of or in any way related to the ownership or operation of the Business or the Purchased Assets prior to or on the Closing Date (including any Taxes relating to the Business or the Purchased Assets payable prior to, or for periods of time prior to or on, the Closing Date);

(f)    all liabilities to any federal, state or local Governmental Authority, or to any special purpose district, for unpaid Taxes of any type or description, or penalties or interest thereon, arising by reason of the ownership, use and/or operation of the Business or Purchased Assets prior to the Closing Date;

(g)    any sales/use Tax, in each case arising from the implementation and closing of the transactions contemplated by this Agreement, whether or not imposed on or measured by income, including any amounts due or which may become due and owing under NRS 244.335, 244.3352,

360.525 and 612.695;

(h)    all actions, causes of action, claims, pending or threatened litigation, arbitration, or other proceedings, or pursuant to any governmental or regulatory actions, investigations, or proceedings related to or with respect to Debtor or the Business or the Purchased Assets first arising or incurred or in connection with any events occurring prior to the Closing Date; and

(i)    any other liability, obligation or commitment not specifically and expressly assumed by Buyer hereunder.

ARTICLE IV

PURCHASE PRICE AND PAYMENT

Section 4.1         Purchase Price and Payment; Deposit.

(a)    Concurrently with Buyer’s execution of this Agreement, Buyer shall deposit the sum of One Million and Eight Hundred and Twenty-Five Thousand Dollars ($1,825,000.00), representing ten percent (10%) of the Purchase Price, in immediately available federal funds (the “Deposit”) with Debtor’s counsel in a segregated account to be held subject to the terms of this Agreement. The Deposit shall be refunded to Buyer within two (2) business days in the event that this Agreement is (i) terminated pursuant to Section 12.1; (ii) terminated by the Debtor pursuant to Section 12.2(b); or (iii) terminated by the Buyer pursuant to Sections 5.1(d), 5.3(b), 6.2 or 12.3.

(b)    The consideration for the Purchased Assets (the “Purchase Price”) shall be cash consideration in the amount of Eighteen Million and Two Hundred and Fifty Thousand Dollars ($18,250,000.00), inclusive of the Deposit, subject to adjustment pursuant to Section 4.3 hereof.

(c)    The Purchase Price shall be paid by Buyer to Debtor in immediately available funds upon Closing.

Section 4.2 Allocation of Purchase Price. The allocation of the Purchase Price among the Purchased Assets for income Tax reporting purposes shall be as agreed upon by Buyer and Debtor prior to Closing. Any adjustments to the Purchase Price pursuant to Section 4.3 below shall be allocated in a manner consistent with such allocation.

Section 4.3         Purchase Price Adjustment.

(a)    Adjustments for Inventory. No later than 11:59 p.m. (Pacific Time) on the day before the Closing Date, Debtor shall deliver a report reflecting the inventory owned by the Debtor (the “Inventory Report”), which Inventory Report shall be consistent with Debtor’s books and records. Buyer and Debtor shall calculate the value of the Inventory reflected on the Inventory Report by using the cost paid by Debtor for such Inventory, with the aggregate value of such Inventory referred to as the “Aggregate Inventory Value”. The Aggregate Inventory Value shall not include any Inventory which cannot be sold because it is damaged, defective, obsolete, unusable, expired, or has remaining time to expiry of less than six months. If the Aggregate Inventory Value is less than $95,302.00 (the “Benchmark Inventory Value”), then the Purchase Price shall, without the need for further action, notice or consent to or by any party, be automatically reduced by an amount equal to (i) $1.00 multiplied by (ii) the difference between (A) the Benchmark Inventory Value and (B) the Aggregate Inventory Value. If the Aggregate Inventory Value is equal to or greater than the Benchmark Inventory Value, then the Closing Payment shall without the need for further action, notice or consent to or by any party, be automatically increased by an amount equal to (i) $1.00 multiplied by (ii) the difference between

(A) the Aggregate Inventory Value and (B) the Benchmark Inventory Value.

(b)    Adjustments for Tax Purposes. Any payments made pursuant to Section 4.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 4.4 Prorations. Any personal property taxes applicable to the Business shall be prorated between the Parties on the Closing Date, with Debtor responsible for the time period through and including the Closing Date and Buyer responsible for the time period after the Closing Date and Debtor shall be responsible for, and shall close out and make final payments with respect to, all such services to the Business before the Closing Date.

Section 4.5 Payment of Cure Amounts. The Parties agree that Buyer may revise the list of Assigned Contracts set forth in the Contract & Cure Schedule at any time prior to Closing. As part of the Bankruptcy Court approval of this Agreement, Debtor shall seek an adjudication of the cure amount, if any, as to any Assigned Contract assumed and assigned to Buyer, and Buyer shall assume all Cure Amounts with respect to the Assigned Contracts and pay the Cure Amounts in cash on the Assumption Effective Date in the amount specified on the final Contract & Cure Schedule (or as otherwise fixed by the Bankruptcy Court), or on such other date and/or in such other manner as agreed by Buyer and the counterparty to an Assigned Contract.

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1         Bankruptcy Court Approval.

(a)    Buyer and Debtor acknowledge that, under the Bankruptcy Code, the sale of the Purchased Assets is subject to approval of the Bankruptcy Court. Buyer and Debtor acknowledge that to obtain such approval, Debtor must demonstrate that it has taken reasonable steps to obtain the highest or best value possible for the Purchased Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Purchased Assets to prospective bidders, entertaining higher or better offers from qualified bidders and, if necessary, conducting an Auction and selling the Purchased Assets to another qualified bidder.

(b)    Debtor shall file with the Bankruptcy Court, and prosecute the same to completion, such pleadings and motions that shall be necessary and appropriate to receive any and all orders and rulings from the Bankruptcy Court, and to provide such notifications to the Bankruptcy Court or interested parties, that are necessary or appropriate, in writing, to fully authorize and allow Buyer the benefit of the transactions set forth in this Agreement, including without limitation Buyer’s acquisition of the Purchased Assets as contemplated by this Agreement, and Debtor’s subsequent sale, assignment and transfer of the Purchased Assets as contemplated under this Agreement, and shall further take any and all commercially reasonable and customary actions and make and submit such appropriate notices, filings and submissions, and make all appropriate court appearances in support thereof. Any motion to approve the sale (the “363 Motion”) shall be brought inter alia under Section 363 of the Bankruptcy Code, specifically including Sections (b), (f), (k) and (m) of the Bankruptcy Code, free and clear of any interest in such property, which 363 Motion shall include inter alia a request for a waiver of the stay imposed by Federal Rule of Bankruptcy Procedure 6004(h) and finding that Section 363(m) of the Bankruptcy Code shall apply. The order being sought by the 363 Motion shall be referred to herein as the “Sale Order”, the form of which shall be provided by Debtor prior to the hearing on the 363 Motion.

(c)    The Sale Order, once entered by the Bankruptcy Court, shall be a “Final Order” provided: (i) no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been rendered moot as a consequence of the Closing or disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal or rehearing thereon; (ii) the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) no stay is in effect. As a condition to Closing the sale and of all of Buyer’s obligations hereunder, a Final Order shall have been entered by the Bankruptcy Court in a form acceptable to both Buyer and Debtor in their respective discretion.

(d)    Subject to the provisions of Section 5.3 below, in the event that a Sale Order does not become a Final Order entered by the Bankruptcy Court as contemplated by this Section 5.1, Buyer shall have the right to terminate this Agreement and have its Deposit returned to it and the Parties shall have no further obligations to one another except for those that expressly survive such termination.

(e)    The effective date of this Agreement (the “Effective Date”) shall be the date when the Sale Order becomes a Final Order. All Parties agree not to appeal, or file a motion to stay, the Sale Order approving this Agreement.

Section 5.2         Treatment of Executory Contracts.

(a)    Assumption of Executory Contracts. Included herewith, Buyer has delivered to the Debtor Schedule 5.2(a) (the “Contract & Cure Schedule”), which sets forth a list of all Executory Contracts that Buyer has advised Debtor it wants Debtor to assume and assign to Buyer under Section 365 of the Bankruptcy Code. The Parties agree that Buyer may amend the Contract & Cure Schedule, in its sole discretion, up through the date of Closing. The Cure Amounts in respect of each Executory Contract shall be set forth in the Contract and Cure Schedule. Unless the Bankruptcy Court orders otherwise, each Executory Contract included on the Contract & Cure Schedule will be deemed to have been assigned to Buyer and become an Assigned Contract on the date (the “Assumption Effective Date”) that is the later of: (i) the Closing Date, or (ii) contemporaneously with the resolution of any objections to the assumption and assignment of such Executory Contract or to a proposed Cure Amount.

Section 5.3         Overbidding.

(a)    With respect to any proposed bidding or “stalking horse” procedure requested to be contained in or contemplated by any Bankruptcy Court pleading to be contained in the bid procedures order (the “Bidding Procedures”), or proposed Sale Order, the following terms and conditions shall apply in each case: (i) the bid procedures to be employed and contained in the Bidding Procedures shall be acceptable to Buyer, and (ii) unless otherwise specifically agreed to by Buyer, Debtor may not accept any competing bid for the Purchased Assets unless such competing bid (A) is made in compliance with the Bidding Procedures, (B) includes a deposit equal to an amount of not less than ten percent (10%) of the purchase price in the bid, and (C) exceeds the amount of the Purchase Price by at least One Hundred Thousand Dollars ($100,000.00), and is no less favorable than the terms of this Agreement (after taking into account, among other things, the Debtor’s obligation to pay the Break-Up Fee and Expense Reimbursement as provided for under the terms of this Agreement and the Bidding Procedures). The Bidding Procedures shall further provide that subsequent overbids may only be in increments of Fifty Thousand Dollars ($50,000.00). Buyer and Debtor acknowledge that the Bankruptcy Court has approved Debtor’s Motion to (I) Approve Bidding Procedures for the Sale of Assets Pursuant to 11 U.S.C. §§ 105, 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 6006 and (II) Waiver of the 14-Day Stay under Bankruptcy Rule 6004 [ECF No. 497] (as may be amended or supplemented, the “Bidding Procedures Motion”) and on August 17, 2023, the Bankruptcy Court entered an order approving the Bidding Procedures (as may be amended or supplemented by subsequent order, the “Bidding Procedures Order”) [ECF No. 756] consistent herewith.

(b)    As a condition to Closing the sale and of all of Buyer’s obligations under this Agreement, the Bidding Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court in a form acceptable to Buyer and Debtor in their respective discretion, and shall include a finding that the Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code. Buyer shall have the right to terminate this Agreement if, among other things, (i) if the Bidding Procedures Order does not become a Final Order within fourteen (14) days after the Bidding Procedures Order is entered by the Bankruptcy Court, or (ii) the Sale Order does not become a Final Order within fourteen (14) days after the Sale Order is entered by the Bankruptcy Court, and the Parties shall have no further obligations to one another except for those that expressly survive such termination.

(c)    If an Auction is conducted, and Debtor does not choose Buyer as the Successful Bidder, but instead chooses Buyer as the bidder as having submitted the next highest or otherwise best bid at the conclusion of such Auction, Buyer may, at Buyer’s sole election, become the back- up bidder (the “Back-Up Bidder”). The Parties acknowledge that the Bidding Procedures shall provide that Buyer may elect, in its sole discretion, to become the Back-Up Bidder under such circumstances, in which case Buyer will keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer prior to or at the Auction, including at Buyer’s highest bid made at the Auction) open and irrevocable until the earlier of: (i) the date of closing on the sale of the Purchased Assets to the Successful Bidder; and (ii) seven (7) days following the date the order approving the sale of the Purchased Assets to the Successful Bidder shall have become a Final Order (such date, the “Back-Up Period”); provided, however, that if the Successful Bidder shall fail to close on its purchase of the Purchased Assets prior to the expiration of the Back-Up Period, the Back-Up Bidder, at its sole election, shall be deemed to be the Successful Bidder, in which case, Debtor, without further order of the Bankruptcy Court, and the Back-Up Bidder shall consummate the transactions contemplated by this Agreement within ten (10) days of becoming the Successful Bidder on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer prior to the conclusion of the Auction).

ARTICLE VI

DUE DILIGENCE AND “AS IS” CONDITION

Section 6.1 Due Diligence Documents. Debtor has previously made available to Buyer certain business, financial and accounting materials related to the Business, as well as all material documents and Contracts related to the ownership and operation of the Business, as may be updated from time to time through a virtual data room maintained by Hilco Corporate Finance, LLC (collectively “Due Diligence Documents”). Until the Closing, Debtor will promptly deliver to Buyer any modifications to the Due Diligence Documents or additional documents that Debtor obtains or becomes aware of after providing Buyer access to the virtual data room containing the original Due Diligence Documents.

Section 6.2 Buyer’s Investigation. Except as set forth herein, Buyer shall have until August 31, 2023 (the “Due Diligence Period”) to determine, in its sole and absolute discretion, whether the Purchased Assets are suitable to Buyer, including, without limitation, the right to review and approve the financial results of any investigations of the Business (including, without limitation, investigations with regard to governmental regulations and economic feasibility) with respect to the Purchased Assets (the “Feasibility Matters”). If Buyer is not satisfied with the results of its due diligence investigation in its sole and absolute discretion, Buyer may terminate this Agreement at any time prior to the expiration of the Due Diligence Period by giving Debtor a written notice of termination (“Notice of Termination”). In the event of such termination, except for those provisions that expressly survive the termination of this Agreement, neither party shall have any further obligation or liability hereunder. Alternatively, at any time prior to the expiration of the Due Diligence Period, Buyer may elect to give Debtor written notice unconditionally approving the Feasibility Matters and electing to proceed to Closing (“Notice of Approval”). In the event Buyer fails to give a Notice of Termination or Notice of Approval prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have given a Notice of Termination and this Agreement shall terminate.

Section 6.3         “As Is” Condition.

(a) NO SIDE AGREEMENTS OR REPRESENTATIONS; AS-IS PURCHASE. BUYER REPRESENTS, WARRANTS AND COVENANTS TO DEBTOR THAT BUYER HAS INDEPENDENTLY AND PERSONALLY INSPECTED THE PURCHASED ASSETS AND THAT BUYER HAS ENTERED INTO THIS AGREEMENT BASED UPON SUCH PERSONAL EXAMINATION AND INSPECTION. BUYER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER WILL ACCEPT THE PURCHASED ASSETS, IN THEIR THEN CONDITION AS-IS AND WITH ALL FAULTS. NO PERSON ACTING ON BEHALF OF DEBTOR IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, DEBTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (i) THE SUITABILITY OF THE PURCHASED ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (ii) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS; (iii) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PURCHASED ASSETS; (iv) THE NATURE, QUALITY OR CONDITION OF THE PURCHASED ASSETS; (v) THE COMPLIANCE OF OR BY THE PURCHASED ASSETS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (vi) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING, BUT NOT LIMITED TO, THE ENDANGERED SPECIES ACT, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY OTHER LAW, RULE OR REGULATION GOVERNING ACCESS BY DISABLED PERSONS, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (vii) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PURCHASED ASSETS; AND (viii) THE CONTENT, COMPLETENESS OR ACCURACY OF THE MATERIALS PROVIDED BY OR ON BEHALF OF DEBTOR, INCLUDING ANY INFORMATIONAL PACKAGE, COST TO COMPLETE ESTIMATE OR OTHER MATERIALS PREPARED BY DEBTOR.

BUYER FURTHER ACKNOWLEDGES AND AGREES HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PURCHASED ASSETS AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PURCHASED ASSETS. BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO

BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF DEBTOR WITH RESPECT TO THE PURCHASED ASSETS WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT DEBTOR HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN. EXCEPT AS OTHERWISE PROVIDED HEREIN, DEBTOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS, OR THE OPERATION THEREOF, FURNISHED BY ANY OF THE FOREGOING ENTITIES AND INDIVIDUALS OR ANY OTHER INDIVIDUAL OR ENTITY. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS PROVIDED HEREIN, THE SALE OF THE PURCHASED ASSETS AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT DEBTOR HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS.

(b)    RELEASE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER, HEREBY FULLY AND IRREVOCABLY RELEASES DEBTOR, DEBTOR’S AFFILIATES, PARENT COMPANIES AND SUBSIDIARIES, AND EACH OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MEMBERS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON THE BEHALF OF DEBTOR (COLLECTIVELY, THE “DEBTOR PARTIES”) FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ANY DEBTOR PARTY FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSES, DEMANDS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS, LATENT OR OTHERWISE, GEOTECHNICAL AND SEISMIC, AFFECTING THE PURCHASED ASSETS OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, THE ITEMS DESCRIBED IN SECTION 6.3(a) ABOVE.

ARTICLE VII

THE CLOSING; THE CLOSING DATE; ACTION AT CLOSING

Section 7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable after the entry of the Sale Order, but no later than, ten (10) days after the Sale Order entered by the Bankruptcy Court becomes a Final Order, on such date as designated by Buyer, at a place mutually agreed upon by the Parties. The date on and time at which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 7.2 Debtor’s Closing Deliverables. At the Closing, and concurrently with the making of the deliveries by Buyer of the Buyer’s Closing Deliverables as set forth in Section 7.3, Debtor shall deliver, or cause to be delivered, to Buyer the following (herein referred to collectively as “Debtor’s Closing Deliverables”):

(a)	the duly executed Bill(s) of Sale;

(b)	the duly executed Assignment and Assumption Agreement(s);

(c)	the duly executed Intellectual Property Assignment Agreement;

(d)	the duly executed Domain Name Transfer Agreement;

(e)    the Sale Order entered by the Bankruptcy Court approving the sale of the Purchased Assets to Buyer; and

(f)    such other documents and funds as may be reasonably required to close the sale in accordance with this Agreement.

Section 7.3 Buyer’s Closing Deliverables. At the Closing, and concurrently with the making of deliveries by Debtor of the Debtor’s Closing Deliverables to Buyer as set forth in Section 7.2, Buyer shall deliver, or cause to be delivered, to Debtor the following (herein referred to collectively as “Buyer’s Closing Deliverables”):

(a)    payment of the Purchase Price together with any additional cash necessary to pay Buyer’s share of prorations as set forth herein;

(b)	the duly executed Bill(s) of Sale;

(c)	the duly executed Assignment and Assumption Agreement(s);

(d)	the duly executed Intellectual Property Assignment Agreement;

(e)	the duly executed Domain Name Transfer Agreement; and

(f)    such other documents as may be reasonably required to close the sale in accordance with this Agreement.

Section 7.4 Expenses. Except as expressly set forth in Section 15.10 and as may otherwise by expressly set forth herein, all Taxes in connection with the transactions contemplated by this Agreement, including but not limited to, sales taxes and transfer taxes shall be equally split and paid 50/50 by Buyer and Debtor when due.

Section 7.5 Further Assurances. It is the intent of this Agreement that Debtor shall at the Closing convey, or cause to be conveyed, to Buyer all Purchased Assets. Debtor and Buyer agree that at the Closing and any time thereafter, upon the reasonable request of Debtor or Buyer, the other Party shall execute, acknowledge and deliver such deeds, assignments, conveyances, transfers and other instruments and documents and perform such acts as Debtor or Buyer, as applicable, shall from time to time reasonably require (at no cost to Debtor unless such request is from Debtor) for the better perfecting, assuring, conveying, assigning, transferring and confirming unto Buyer the property and rights herein conveyed or assigned or intended now or hereafter so to be.

Section 7.6 Change of Name. Following the Closing Date, and, in any event, within fifteen (15) days thereafter, the Debtor shall, and shall cause any of its subsidiaries and affiliates to, (i) discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by the Debtor or such subsidiaries or affiliates); (ii) take such corporate and other actions necessary to change their company names to ones that are not similar to, or confusing with, their current names, including any necessary filings required by applicable law and shall promptly thereafter provide Buyer with written evidence of such name changes; (iii) shall not subsequently change any of their names to or otherwise use or employ any name which includes the word “MusclePharm” and the other names used by the Debtor or any of its subsidiaries and affiliates without the prior written consent of Buyer; and (iv) prepare and file a motion with the Bankruptcy Court to cause the name of the Debtor in the caption of the Bankruptcy Case to be changed to a new name of the Debtor in compliance with the above provisions.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1 Representations and Warranties of Debtor. Debtor represents and warrants for the benefit and reliance of Buyer as follows, as of the date of this Agreement and as of the Closing Date:

(a)    Status, Power and Authority. Debtor is duly organized, validly existing and in good standing under the Laws of the state of its formation, with all requisite corporate or company power and authority to enter into and carry out each of its obligations under this Agreement, subject to approval of the Bankruptcy Court.

(b)    Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement by Debtor and the persons executing the same on behalf of Debtor have been duly and validly authorized, subject to approval of the Bankruptcy Court.

(c)    Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Debtor, enforceable in accordance with their respective terms, subject to approval of the Bankruptcy Court.

(d)    No Consents. No material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Debtor, other than the Bankruptcy Court pursuant to Article V above.

Section 8.2 Representations and Warranties of Buyer. Buyer represents and warrants for the benefit and reliance of Debtor as follows, as of the date of this Agreement and as of the Closing Date:

(a)    Status, Power and Authority. Buyer is duly organized, validly existing and in good standing under the Laws of the state of its formation with all requisite power and authority to enter into and carry out its obligations under this Agreement.

(b)    Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Buyer have been duly and validly authorized.

(c)    Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(d)    No Consents. Other than consents that may be necessary to assign to Buyer the Assigned Contracts as contemplated herein, no material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Buyer.

(e)    No Conflict/No Breach. The execution, delivery or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Buyer or which would prevent the consummation of the transactions contemplated by this Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any other agreement or instrument by which Buyer is bound, or to which it is subject, or which would prevent the consummation of the transactions contemplated by the Agreement.

(f)    Brokers and Finders. Buyer has not engaged or done business with any Person who may have a claim to, and has not incurred any obligation or liability to any Person with respect to, any broker or agent fees or commissions, finder’s fees, or other compensation or consideration as a result of or in connection with the transactions contemplated by this Agreement.

Section 8.3 Survival of Representations and Warranties and Certain Covenants. Each of the representations, warranties and covenants in this Agreement or any agreement or certificate to be executed or delivered in connection with the transactions contemplated by this Agreement shall survive the Closing or termination of this Agreement.

ARTICLE IX

COVENANTS

Section 9.1         Access to Business and Records; Business Operations.

(a)    During the period from the date hereof to the Closing Date, Debtor shall continue to operate and conduct the Business in the ordinary course in all material respects, consistent with past practice, maintain in effect all necessary Permits and Licenses for the conduct of the Business, and use its commercially reasonable efforts to preserve its relationships with its suppliers, customers and others doing business with it.

(b)    Should Buyer be determined to be the winning bidder for the Purchased Assets, then after such determination through the Closing Date, Buyer and Buyer’s advisors and other representatives shall have full access during normal operating hours to the Business, the Purchased Assets and all books, contracts, commitments and records with respect to the Business, shall be able to consult with any and all of Debtor’s employees, and other advisors and consultants regarding the Business and shall be furnished during such period with all such information concerning the Business and the Purchased Assets as Buyer may reasonably request.

(c)    During the period from the date hereof to the Closing Date, Debtor shall promptly furnish to Buyer all information and data in the virtual data room.

(d)    Debtor shall not sell or otherwise dispose of any Purchased Assets prior to the Closing Date to any Person other than Buyer except within the ordinary course of business or under terms approved by Buyer and the Bankruptcy Court. Debtor shall not cause any material damage or destruction of any of the Purchased Assets.

(e)    Until the Closing Date, Debtor shall comply in all material respects with all Laws applicable to the ownership of the Purchased Assets or the Business.

Section 9.2         Notice of Inaccuracy.

(a)    Promptly upon either Party becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause a breach of any of its own representations or warranties contained in Section 8.1 or Section 8.2, such Party shall disclose each such event, in reasonable detail, by means of a written notice thereof to the other Party and such Party shall use its reasonable commercial efforts to remedy the same.

(b)    Each Party shall, promptly upon acquiring knowledge of the occurrence of any event that would cause the conditions to its obligations set forth in Article X and Article XI, as applicable, to fail to be fulfilled at the Closing, notify the other Party of such event.

(c)    Each Party shall promptly notify the other Party of any action, suit or proceeding that shall be instituted or overtly threatened in writing against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 9.3         Employees.

(a)    Buyer’s obligations under this Agreement shall be conditioned upon the retention of those employees, if any, identified on Schedule 9.3(a) (collectively, the “Transferred Employees”). Buyer shall have the option upon Closing to hire such Transferred Employees and assume all of the accrued payroll, benefits and paid time off obligations of the Transferred Employees, in such amounts as set forth on Schedule 9.3(a) (collectively, the “Transferred Employee Obligations”). Buyer may, at any time prior to the Closing Date, add or remove Transferred Employees from Schedule 9.3 with written notice to the Debtor.

(b)    Buyer shall not be obligated to employ, or offer employment to, any officer, employee, or independent contractor of Debtor. If Buyer elects to offer employment to any such persons after the Closing, such offer shall be on terms acceptable to Buyer, in its sole and absolute discretion.

(c)    Debtor shall be responsible for satisfying all requirements, including notice requirements, of the WARN Act.

(d)    Buyer shall not be obligated to assume any obligations or liabilities of Debtor on the Closing Date with respect to any officers, employees, or independent contractors of Debtor, all of which shall be Retained Liabilities of Debtor, other than the Transferred Employees.

Section 9.4 Governmental Permits and Approvals. Each of the Parties shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all permits and approvals of all Governmental Authorities that may be or become necessary on each of their part, respectively, for their execution and delivery of, and the performance of their obligations under, this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. Buyer shall bear the costs and expenses incurred or fees paid to Governmental Authorities to obtain such approvals and permits.

Section 9.5 Consummation of Agreement. Each of the Parties shall use its commercially reasonable efforts to perform and fulfill all obligations and conditions on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be fully carried out.

Section 9.6 Telephone Numbers, Email Addresses and Domain Names. On or before the Closing Date, Debtor shall arrange for the transfer of the telephone numbers, email addresses and domain names associated with the Business to Buyer effective as of the Closing Date.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate at the Closing the purchase of the Purchased Assets, the assumption of the Assigned Contracts, the assumption of the Assumed Liabilities and the other transactions contemplated hereby are subject to Buyer becoming the Successful Bidder (whether following the conclusion of the Auction and entry of the Sale Order or thereafter in its capacity as the Back-Up Bidder in the event the Successful Bidder fails to close within the Back- Up Period and Buyer elects, in its sole discretion, to become the Back-Up Bidder) and the fulfillment, prior to or at the Closing, of each of the following express conditions precedent (the “Buyer’s Conditions Precedent”), any or all of which may be waived by Buyer in writing:

Section 10.1 Representations and Warranties. Each of the representations and warranties of Debtor set forth in Section 8.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date.

Section 10.2 Covenants. Debtor shall have performed and complied in all material respects with all of the covenants and agreements on Debtor’s part to be performed and complied with as set forth herein. Without limiting the foregoing, all covenants, conditions, and contingencies set forth in Article V and in Article IX shall be satisfied to Buyer’s sole and absolute discretion.

Section 10.3 No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.

Section 10.4 Debtor’s Closing Deliverables. At the Closing, and concurrently with the delivery of the Buyer’s Closing Deliverables, Debtor shall have executed and delivered, or caused to have been delivered, to Buyer, Debtor’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Buyer.

Section 10.5 Bankruptcy Matters. The Parties shall have received Bankruptcy Court approval of this Agreement, Buyer shall be the Successful Bidder at any Auction, and the Sale Order must be a Final Order entered by the Bankruptcy Court

Section 10.6 No Termination. The Debtor shall not have terminated this Agreement in accordance with Section 12.2.

Section 10.7 Bring-Down of Debtor Warranties, Representations and Covenants. Each of the representations and warranties of the Debtor contained in this Agreement will be true and correct at and as of Closing, in each case, other than representations and warranties that expressly speak only as of as of a specific date or time, which will be true and correct as of such date or time. The Debtor will have performed and complied with all covenants contained in this Agreement that are required to be performed or complied with by Debtor at or prior to Closing.

Section 10.8 Pending Actions. No proceeding by any Governmental Authority shall be pending on the Closing Date which seeks to enjoin the consummation of this Agreement or any transactions contemplated hereby which is not satisfied, resolved or preempted by the Sale Order.

Section 10.9 Condition of Assets. There shall have been no material adverse change in the condition of the Purchased Assets, Assumed Liabilities, Debtor’s operations, business or property.

Section 10.10 Acquired Assets. Notwithstanding Section 2.4 hereof, to the extent required, consent shall be obtained by the Debtor for the transfer of any of the Purchased Assets that so require consent.

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DEBTOR

The obligations of Debtor to consummate at Closing the sale of the Purchased Assets, the assignment of the Assigned Contracts, the assignment of the Assumed Liabilities and other transactions contemplated hereby are subject to Buyer becoming the Successful Bidder (whether following the conclusion of the Auction and entry of the Sale Order or thereafter in its capacity as the Back-Up Bidder in the event the Successful Bidder fails to close within the Back-Up Period and Buyer elects, in its sole discretion, to become the Back-Up Bidder) and the fulfillment, prior to or at the Closing, of each of the following express conditions precedent (the “Debtor’s Conditions Precedent”), any or all of which may be waived by Debtor in writing:

Section 11.1 Representations and Warranties. Each of the representations and warranties of Buyer set forth in Section 8.2 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date.

Section 11.2 Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and agreements on Buyer’s part to be performed and complied with as set forth herein.

Section 11.3 No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.

Section 11.4 Bankruptcy Matters. The Parties shall have received Bankruptcy Court approval of this Agreement, Buyer shall be the Successful Bidder at any Auction, and the Sale Order must be a Final Order entered by the Bankruptcy Court.

Section 11.5 Buyer’s Closing Deliverables. At the Closing, and concurrently with the delivery by the Debtor of the Debtor’s Closing Deliverables, Buyer shall have executed and delivered, or caused to have been executed and delivered, to Debtor, the Buyer’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Debtor.

Section 11.6 No Termination. The Buyer shall not have terminated this Agreement in accordance with Section 12.3.

ARTICLE XII TERMINATION

Section 12.1 Termination.

(a)    This Agreement may be terminated prior to Closing by mutual agreement of Debtor and Buyer. Upon such termination, this Agreement shall terminate and neither Buyer nor Debtor shall have any further obligation or liability to the other hereunder.

(b)    This Agreement shall terminate automatically in the event that (i) Buyer is not chosen at the Auction to be the Successful Bidder or the Back-Up Bidder, or (ii) Buyer is chosen at the Auction to be the Back-Up Bidder (to the extent Buyer elects, in its sole discretion, to become a Back-Up Bidder), upon the expiration of the Back-Up Period without Buyer having been designated as the Successful Bidder.

Section 12.2 Termination by Debtor. Debtor may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing:

(a)    In the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Debtor has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or

(b)    If all of Debtor’s Conditions Precedent have not been satisfied or waived by Debtor on or before the Closing Date, unless the failure of any such condition(s) was caused by any act or failure to act of Debtor or any director, officer, employee, or agent of Debtor or by Debtor’s default under or breach of this Agreement.

Section 12.3 Termination by Buyer. In addition, Buyer may terminate this Agreement by giving written notice to Debtor at any time prior to the Closing:

(a)    In the event Debtor has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Debtor of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach;

(b)    If all of Buyer’s Conditions Precedent have not been satisfied or waived by Buyer on or before the Closing Date, unless the failure of any such condition(s) was caused by any act or failure to act of Buyer or any director, officer, employee, or agent of Buyer or by Buyer’s default under or breach of this Agreement;

(c)    In the event of loss or damage to the Purchased Assets by fire, condemnation or otherwise, until transfer of title at Closing, Debtor shall have the right, but not the obligation, to cure any damage or loss by fully repairing or fully restoring the Purchased Assets to at least its condition at the date of this Agreement prior to Closing and obligate Buyer to close the sale in accordance with this Agreement. If Debtor decides not to cure, Buyer shall have the right to either: (i) close the sale in accordance with this Agreement and accept an assignment of all insurance and/or condemnation proceeds, together with a credit from Debtor for the amount of any deductible, or (ii) to terminate this Agreement in full and complete settlement of any and all claims;

(d)    In the event that a Sale Order has not been entered on or before October 16, 2023, or such later date as the parties hereto agree upon in writing;

(e)    In the event that the Closing has not occurred on or before October 25, 2023, unless such non-occurrence is due to the fault of Buyer, or such later date as the parties hereto agree upon in writing;

(f) In the event that a competing bid is selected by the Debtor as the winning bid;

(g)    In the event that any Governmental Authority having competent jurisdiction issues a final and non-appealable order prohibiting the transaction; or

(h)    In the event that a Trustee is appointed or the Bankruptcy Court issues an order converting the Debtor’s case to one under Chapter 7.

Section 12.4 Effect of Termination. If any Party terminates this Agreement pursuant to this Article XII, this Agreement and all rights and obligations of the Parties under this Agreement automatically end without liability against the other Party, subject to, Article XIII (Limitation of Liability), Article XIV (Jury Waiver), Article XV (Miscellaneous Provisions), and this Section 12.4, which shall remain in full force and survive any termination of this Agreement. Notwithstanding the foregoing, in the event this Agreement is terminated by a Party because of the knowing and intentional breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal rights and remedies hereunder and under applicable Law shall survive such termination unimpaired. For the avoidance of doubt, nothing in this paragraph shall be deemed to absolve the Debtor from its obligation to pay Buyer the Break-Up Fee and Expense Reimbursement in the event that: (i) Buyer is selected by the Debtor and approved by the Bankruptcy Court as the “Stalking Horse Bidder” (as defined in the Bidding Procedures Order); and (ii) Buyer is otherwise entitled to a Break-Up Fee and Expense Reimbursement in accordance with this Agreement and the Bidding Procedures Order (collectively, the “Stalking Horse Requirements”).

Section 12.5 Break-Up Fee. If Buyer is selected as the Stalking Horse Bidder pursuant to the Stalking Horse Requirements, and this Agreement is terminated pursuant to Sections 12.3(a), (e), (f), or (h), the Break-Up Fee and Expense Reimbursement to which the Buyer is entitled shall be paid within two (2) business days following the sooner of (i) Buyer notifying the Debtor that it will not become the Back-Up Bidder; (ii) the closing of a transaction with the winning bidder; and (iii) the occurrence of any of the conditions set forth in Sections 12.3(a), (e), or (h). Further, Buyer’s right to be paid the Break-Up Fee and Expense Reimbursement pursuant to the Stalking Horse Requirements shall be accorded status as an administrative expense claim pursuant to Sections 503 and 507 of the Bankruptcy Code.

ARTICLE XIII

LIMITATION OF LIABILITY

Section 13.1 Limitation of Liability. IN NO EVENT WILL EITHER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SUBCONTRACTORS, VENDORS OR EMPLOYEES HAVE ANY LIABILITY TO THE OTHER PARTY FOR LOSSES WHICH ARE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY TO THE EXTENT THAT SUCH OTHER PARTY HAS RECEIVED PAYMENT FOR SUCH A CLAIM FROM ANOTHER SOURCE, AND ANY PAYMENT OBLIGATION PAYABLE BY A PARTY SHALL BE NET OF ANY TAX BENEFITS OBTAINED BY OR INSURANCE PROCEEDS AVAILABLE TO THE OTHER PARTY.

ARTICLE XIV JURY WAIVER

Section 14.1 Jury Trial Waiver. DEBTOR AND BUYER HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT ALLEGED AGAINST EACH OTHER; AND DEBTOR AND BUYER HEREBY WAIVE ANY RIGHTS TO PROCEED BY WAY OF A CLASS ACTION, TO SERVE IN ANY REPRESENTATIVE CAPACITY FOR OTHERS, AND TO ACT AS A PRIVATE ATTORNEY GENERAL IN ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY THEREOF.

ARTICLE XV

MISCELLANEOUS PROVISIONS

Section 15.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and service is made either by (i) personal delivery, in which case the service shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) Business Day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by email provided the email was sent prior to 5:00 p.m. Pacific Time (and otherwise shall be deemed to have been delivered on the next Business Day), and to the following street or email addresses (or such other address as either party may from time to time specify in writing to the other).

(a)	Any notice or demand to Debtor shall be addressed to Debtor at:

MusclePharm Corporation 8275 S
outh Eastern Avenue Las Vegas,
NV 89123
Attn: Eric Hillman
Email: erichillman@musclepharm.com

With a copy to:	Schwartz Law, PLLC
601 E. Bridger Ave., Suite 200 Las Vegas,
NV 89101
Attn: Samuel A. Schwartz, Esq.
E-mail: saschwartz@nvfirm.com

(b)	Any notice or demand to Buyer shall be addressed to Buyer at:

FitLife Brands, Inc. 5214
South 136th Street Omaha,
NE 68137
Attn: Dayton Judd, CEO
Email: djudd@fitlifebrands.com

With a copy to:	Todd Feinsmith, Esq.
Troutman Pepper Hamilton Sanders LLP 125 High Street
Boston, MA 02110
Email: todd.feinsmith@troutman.com

Section 15.2 Governing Law; Jurisdiction. The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement. Each of the Parties hereby irrevocably and unconditionally agrees that any legal action, suit, dispute or proceeding arising under, out of or in connection with this Agreement shall be brought in the Bankruptcy Court (for so long as the Bankruptcy Court has jurisdiction) and otherwise in the Federal or State courts of competent jurisdiction located in the County of Clark in the State of Nevada and each of the Parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, and waives any objections as to venue or inconvenient forum. Notwithstanding the foregoing consent to jurisdiction, following the commencement of the Bankruptcy Case and so long as the Bankruptcy Court has jurisdiction, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction with respect to any matter under or arising out of or in connection with this Agreement, and hereby submits to the jurisdiction of the Bankruptcy Court.

Section 15.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

Section 15.4 Integrated Agreement. This Agreement and the other agreements described herein supersede all prior and contemporaneous agreements, oral and written, between the Parties hereto with respect to the subject matter hereof.

Section 15.5 No Oral Modification. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.

Section 15.6 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Except as specifically provided in this Section 15.6, this Agreement is not intended to, and shall not, create any rights in any Person whomsoever except Buyer and Debtor.

Section 15.7 Assignment. Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party hereto, except that Buyer may assign its rights and obligations under this Agreement to an affiliate of Buyer, without Debtor consent and without further approval of the Bankruptcy Court.

Section 15.8 Partial Invalidity. If any provision of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all other provisions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the severance from this Agreement of such provision does not materially impair the ability of the Parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable provision, there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable provision as may be possible.

Section 15.9 No Presumption Against the Draftsman. Each Party having been represented in the negotiation of this Agreement, and having had ample opportunity to review the language hereof, there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement, any of Debtor’s Closing Deliverables or any of Buyer’s Closing Deliverables.

Section 15.10 Expenses. Except to the extent that the Debtor is obligated to pay the Buyer the Expense Reimbursement and Break-Up Fee, all expenses incurred by the Parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transaction contemplated hereby, including fees and expenses of agents, representatives, counsel and accountants employed by any such Party, but excluding any fees that are part of the fees Buyer is assuming pursuant to Section 3.1(b) above, shall be borne solely and entirely by the Party which has incurred the same.

[THIS SPACE LEFT BLANK INTENTIONALLY. SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below their respective signatures below.

DEBTOR:

MUSCLEPHARM CORPORATION

By: /s/ Nicholas Rubin
Printed Name: Nicholas Rubin
Title: Independent Director

BUYER:

FITLIFE BRANDS, INC.
By: /s/ Dayton Judd
Printed Name: Dayton Judd
Title: Chief Executive Officer

APPENDIX A

to

ASSET PURCHASE AND SALE AGREEMENT

Glossary of Defined Terms

“363 Motion” has the meaning ascribed to such term in Section 5.1(b).

“Aggregate Inventory Value” has the meaning ascribed to such term in Section 4.3(a).

“Agreement” means this Asset Purchase and Sale Agreement, together with all Schedules, Exhibits, Appendices and other attachments hereto, and all amendments and supplements hereto and thereto.

“Assigned Contract(s)” has the meaning ascribed to such term in Section 2.1(b).

“Assignment and Assumption Agreement(s)” means that certain Assignment and Assumption Agreement(s), the form of which is attached hereto as Exhibit “D” to be executed by Debtor and Buyer and delivered at the Closing on the Closing Date providing for, among other matters, the assignment by Debtor, and the assumption by Buyer, of the Assigned Contracts.

“Assumed Liabilities” has the meaning ascribed to such term in Section 3.1.

“Assumption Effective Date” has the meaning ascribed to such term in Section 5.2.

“Auction” means the bankruptcy auction of the Debtor’s Purchased Assets, conducted by Debtor pursuant to the Bidding Procedures.

“Back-Up Bidder” has the meaning ascribed to such term in Section 5.3(c).

“Back-Up Period” has the meaning ascribed to such term in Section 5.3(c). “Bankruptcy Case,” “Bankruptcy Code,” and “Bankruptcy Court” have the meanings ascribed to said terms in the Recitals.

“Benchmark Inventory Value” has the meaning ascribed to such term in Section 4.3(a).

“Bidding Procedures” has the meaning ascribed to such term in Section 5.3(a).

“Bidding Procedures Motion” has the meaning ascribed to such term in Section 5.3(a).

“Bidding Procedures Order” has the meaning ascribed to such term in Section 5.3(a).

“Bill of Sale” means that certain Bill of Sale, the form of which is attached hereto as Exhibit “C”, to be executed by Debtor and delivered at the Closing providing for the sale, assignment, transfer and conveyance of the Purchased Assets from Debtor to Buyer.

“Break-Up Fee” has the meaning set forth in the Bidding Procedures.

“Business” has the meaning ascribed to such term in the Recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or other day upon which banks in the State of Nevada are authorized or required to be closed.

“Buyer” means FitLife Brands, Inc., or its assignee.

“Buyer’s Closing Deliverables” has the meaning ascribed to such term in Section 7.3.

“Buyer’s Conditions Precedent” has the meaning ascribed to such term in Article X.

“Chapter 5 Claims and Actions” means all avoidance actions and claims, preference actions and claims, fraudulent conveyance actions and claims, and all others claims and causes of action that constitute property of Debtor’s bankruptcy estates under Section 541 of the Bankruptcy Code, including claims and causes of action under Chapter 5 of the Bankruptcy Code and/or any other applicable federal or state law, and all proceeds and rights to proceeds therefrom.

“Closing” means the proceedings pursuant to which the sale of the Purchased Assets is consummated.

“Closing Date” has the meaning ascribed to such term in Section 7.1(a).

“Contract” means any binding contract, agreement, arrangement, guaranty, letter of credit, bond, indemnity obligations, commitment, franchise, indenture, instrument, lease or license.

“Contract & Cure Schedule” has the meaning ascribed to such term in Section 5.2(a).

“Costco Accounts Receivable” has the meaning ascribed to such term in Section 2.3(c).

“Cure Amount” means, for any Executory Contract, the amount required to be paid by Buyer to effectuate the assumption and assignment of such Executory Contract by Debtor to Buyer under Section 365 of the Bankruptcy Code, or as otherwise determined (i) between Buyer and non- debtor counterparty to such Executory Contract or (ii) by order of the Bankruptcy Court.

“Debtor” means MusclePharm Corporation.

“Debtor’s Closing Deliverables” has the meaning ascribed to such term in Section 7.2.

“Debtor’s Conditions Precedent” has the meaning ascribed to such term in Article XI.

“DIP Factor” has the meaning ascribed to such term in Section 2.3(a).

“DIP Factoring” has the meaning ascribed to such term in Section 2.3(a).

“DIP Factoring Agent” means has the meaning ascribed to such term in Section 2.3(a).

“Domain Name Transfer Agreement” means that certain Domain Name Transfer Agreement, the form of which is attached hereto as Exhibit “F”, to be executed by Debtor in favor of Buyer and delivered at the Closing on the Closing Date.

“Due Diligence Documents” has the meaning ascribed to such term in Section 6.1.

“Due Diligence Period” has the meaning ascribed to such term in Section 6.2.

“Excluded Assets” has the meaning ascribed to such term in Section 2.2.

“Executory Contract” means a Contract that is an “executory contract” or “unexpired lease,” as such terms are used in Section 365 of the Bankruptcy Code.

“Expense Reimbursement” has the meaning set forth in the Bidding Procedures.

“Factored Accounts” has the meaning ascribed to such term in Section 2.3(a).

“Feasibility Matters” has the meaning ascribed to such term in Section 6.2.

“Final Order” has the meaning ascribed to such term in Section 5.1(c).

“GAAP” means generally accepted accounting principles in the United States of America, which shall include official interpretations thereof by the Financial Accounting Standards Board and its successors, consistently applied.

“Governmental Authority” means the federal government of the United States, the government of any state of the United States or any political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority or commission.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement, the form of which is attached hereto as Exhibit “E”, to be executed by Debtor in favor of Buyer and delivered at the Closing on the Closing Date.

“Intellectual Property Rights” has the meaning ascribed to such term in Section 2.1(c).

“Inventory” has the meaning ascribed to such term in Section 2.1(a).

“Inventory Report” has the meaning ascribed to such term in Section 4.3(a).

“JW Financed Inventory” means all inventory created by JW Nutritional LLC (“JW”) at JW’s own cost and expense, for Debtor’s business, which inventory has not been purchased by Debtor, and is held and owned by JW.

“Law(s)” means any law, statute, act, decree, ordinance, rule, writ, injunction, directive (to the extent having the force of law), order (unilateral or consensual), final non-appealable judgment directly applicable to the relevant Party, treaty, code or regulation (including any of the foregoing relating to health or safety matters), or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or reenactments thereof or thereto.

“Notice of Approval” has the meaning ascribed to such term in Section 6.2. “

Notice of Termination” has the meaning ascribed to such term in Section 6.2.

“Party(ies)” has the meaning ascribed to such term in the preamble hereto.

“Permits and Licenses” means any and all permits issued by Governmental Authority necessary or required for the operation of the Debtor’s Business.

“Person” means any individual natural person or any artificial person including any corporation, general or limited partnership, joint venture, association, unincorporated organization, trust, limited liability company or partnership, Governmental Authority or other entity.

“Petition Date” has the meaning ascribed to such term in the Recitals hereto.

“Purchased Assets” has the meaning ascribed to such term in Section 2.1.

“Purchase Price” has the meaning ascribed to such term in Section 4.1(b).

“Retained Liabilities” has the meaning ascribed to such term in Section 3.2.

“Sale Order” has the meaning ascribed to such term in Section 5.1(b).

“Successful Bidder” means the bidder who shall have submitted the highest or otherwise best bid at the conclusion of the Auction in accordance with the Bidding Procedures.

“Tax(es)” means any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Authority including any value-added tax, sales tax, stamp duty, import duty, withholding tax (whether on income, dividends, interest payments, fees, equipment rentals or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, franchise tax, transfer tax, property tax, unemployment tax or social security tax including any interest, penalties or other additions thereon.

“Transferred Employees” has the meaning ascribed to such term in Section 9.3(a).

“Transferred Employee Obligations” has the meaning ascribed to such term in Section 9.3(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq. and as the same may be amended from time to time, or any successor law, and the rules and regulations promulgated thereunder.

“White Winston” means White Winston Select Asset Funds, LLC.

“White Winston D&O Claims” has the meaning ascribed to such term in Section 2.2(d).

EXHIBITS:

Exhibit A – Inventory

Exhibit B – Intellectual Property Rights Exhibit C – Bill of Sale

Exhibit D – Assignment and Assumption Agreement Exhibit E –

Intellectual Property Assignment Agreement Exhibit F – Domain Name

Transfer Agreement SCHEDULES:

Schedule 5.2(a) – Contract & Cure Schedule Schedule

9.3(a) – Transferred Employees